As filed with the Securities and Exchange Commission on October 9, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Strayer Education, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

52-1975978

(I.R.S. employer identification no.)

1025 Fifteenth Street, N.W., Washington, D.C. 20005

(Address of principal executive offices)       (Zip code)

Strayer College Inc. 401(k) Profit Sharing Plan

Steven A. McArthur
Senior Vice President and General Counsel
8550 Cinder Bed Road
Newington, Virginia 22122

(Name and address of agent for service)

(703) 339-0611

(Telephone number, including area code, of agent for service)

Copy to:
Walter G. Lohr, Jr.
Hogan & Hartson L.L.P.
111 South Calvert Street
Baltimore, Maryland 21202
(410) 659-2700

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of securities	to be	offering price	aggregate offering	registration
to be registered	registered(1)	per share(2)	price	fee

Common Stock, par value $.01 per share	100,000 shares	$42.335	$4,233,500	$1,059.00

(1)    In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)    Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices per share of Strayer Education, Inc. common stock, par value $.01 per share, on October 2, 2001, as reported on the NASDAQ National Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                  The documents containing the information specified in Part I will be sent or given to employees participating in the Strayer Education, Inc. 401(k) Profit Sharing Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

                  Strayer Education, Inc. (the “Company”) hereby incorporates by reference into this registration statement the following documents filed by it with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

(c)	The Registrant’s Current Report on Form 8-K dated March 16, 2001;

(d)	The Registrant’s Current Report on Form 8-K dated May 16, 2001;

(e)	All reports filed with the Commission pursuant to Section 13(a) or 15(d) of The description of the Company’s Common Stock, $.01 par value per share (“Common Stock”), contained in a registration statement filed by the Registrant under Section 12 of the Exchange Act, including all amendments and reports filed under Section 13(a) or 15(d) of the Exchange Act for purposes of updating the description of Common Stock.

                  All documents and reports filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports.

                  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequent filed document, which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

                  To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4.       Description of Securities.

                  Not applicable (the Common Stock is registered under Section 12 of the Exchange Act).

Item 5.       Interests of Named Experts and Counsel.

                  Not applicable.

Item 6.       Indemnification of Directors and Officers.

                  The Company’s Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s Charter and By-laws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

                  The Charter and By-laws of the Company provide that the Company will indemnify its directors and officers and may indemnify employees or agents of the Company to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. In addition, the Company’s Charter provides that its directors and officers will not be liable to stockholders for money damages, except in limited instances. However, nothing in the Charter or By-laws of the Company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Maryland General Corporation Law provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

                  The Company has in effect a policy of liability insurance covering its directors and officers.

*       *       *

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.       Exemption from Registration Claimed.

                  Not applicable.

Item 8.       Exhibits.

Exhibit
Number	Description

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

24. 1	Power of Attorney (included on signature page)

                  The Registrant undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and agrees to make all changes required by the IRS in order to qualify the Plan.

Item 9.       Undertakings.

                  (a)       The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c)       The undertaking concerning indemnification is set forth under the response to Item 6.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on October 9, 2001.

STRAYER EDUCATION, INC.

By:	/s/ Robert S. Silberman
Robert S. Silberman Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

We, the undersigned officers and directors of Strayer Education, Inc., hereby severally and individually constitute and appoint Robert S. Silberman, Mark Brown, and Steven A. McArthur and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendment and amendments.

Date: October 9, 2001	/s/ Robert S. Silberman

Robert S. Silberman

President, Chief Executive Officer and Director

(Principal Executive Officer)

Date: October 9, 2001	/s/ Mark Brown

Mark Brown

Senior Vice President and Chief Financial Officer

(Principal Financial and Principal Accounting Officer)

Date: October 9, 2001	/s/ Scott W. Steffey

Scott W. Steffey

(Executive Vice President and Chief Operating Officer)

Date: October 9, 2001	/s/ Steven A. McArthur

Steven A. McArthur

(Senior Vice President and General Counsel)

Date: October 9, 2001	/s/ Steven B. Klinsky

Steven B. Klinsky

Director

Date: October 9, 2001	/s/ Charlotte Beason

Charlotte Beason

Director

Date: October 9, 2001	/s/ William E. Brock

William E. Brock

Director

Date: October 9, 2001	/s/ Roland Carey

Roland Carey

Director

Date: October 9, 2001	/s/ Robert R. Grusky

Robert R. Grusky

Director

Date: October 9, 2001	/s/ Jennie D. Seaton

Jennie D. Seaton

Director

Date: October 9, 2001	/s/ G. Thomas Waite, III

G. Thomas Waite, III

Director

Date: October 9, 2001	/s/ J. David Wargo

J. David Wargo

Director

Pursuant to the requirements of the Securities Act, the trustees of the Strayer University, Inc. 401(k) Profit Sharing Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia on October 9, 2001.

Date: October 9, 2001	/s/ Robert S. Silberman

Robert S. Silberman

Date: October 9, 2001	/s/ Steven A. McArthur

Steven A. McArthur

EXHIBIT INDEX

Exhibit
Number	Description

23.1	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney